UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)

DEUTSCHE BANK AKTIENGESELLSCHAFT

(Name of Issuer)

Ordinary shares, no par value

(Title of Class of Securities)

D1T769565

(CUSIP Number)

Laetitia Muir

1 Vine Street

London, W1J 0AH United Kingdom

+44 207 925 8700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 18, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240. 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT Special Situations Dedicated Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person is the direct beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank Aktiengesellschaft (“Deutsche Bank”). See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT Asset Management (Cayman)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BCM & Partners SA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT Asset Management (UK) LLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON PN

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT UK Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT Luxembourg SA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C-QUADRAT Investment AG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 204,670,642 ordinary shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 204,670,642 ordinary shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cubic (London) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 204,670,642 ordinary shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 204,670,642 ordinary shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non- non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) T.R. Privatstiftung
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 204,670,642 ordinary shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 204,670,642 ordinary shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) San Gabriel Privatstiftung
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 204,670,642 ordinary shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 204,670,642 ordinary shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mag. Thomas Rieß
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 204,670,642 ordinary shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 204,670,642 ordinary shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON IN

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alexander Schütz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 204,670,642 ordinary shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 204,670,642 ordinary shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,670,642 ordinary shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.92% of Ordinary Shares*
14	TYPE OF REPORTING PERSON IN

*	The Reporting Person is the indirect beneficial owner of approximately 9.92% of the outstanding ordinary shares of Deutsche Bank. See Item 5. The calculated percentages are based on 2,062,290,107 Ordinary Shares issued and owned by non-subsidiaries of Deutsche Bank as of April 6, 2017 as reported in the Free Writing Prospectus filed by Deutsche Bank with the Securities and Exchange Commission on April 7, 2017.

Amendment No. 1 to Schedule 13D

This Amendment No. 1 (this “Amendment”) to the Schedule 13D filed with the U.S. Securities and Exchange Commission on May 2, 2017 (the “Schedule 13D”) is being filed on behalf of the “Reporting Persons,” as defined in the Schedule 13D and corresponding to the signatories hereto, relating to the ordinary shares, no par value (the “Ordinary Shares”) of Deutsche Bank Aktiengesellschaft (“Deutsche Bank”) held for the account of C-QUADRAT Special Situations Dedicated Fund. Any capitalized terms used but otherwise undefined in this Amendment shall have the meaning given such term in the Schedule 13D.

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended by adding the following:

Alexander Schütz was elected to the Supervisory Board at Deutsche Bank’s Annual General Meeting held on May 18, 2017.

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information in this Amendment is true, complete and correct.

Date: May 23, 2017

C-QUADRAT SPECIAL SITUATIONS DEDICATED FUND

By:	/s/ Alexander Smith
Name:	Alexander Smith
Title:	Director

Date:	May 23, 2017

C-QUADRAT ASSET MANAGEMENT (CAYMAN)

By:	/s/ Walter Stresemann
Name:	Walter Stresemann
Title:	Director

Date:	May 23, 2017

BCM & PARTNERS SA

By:	/s/ Fabio Michienzi
Name:	Fabio Michienzi
Title:	CEO

Date:	May 23, 2017

C-QUADRAT ASSET MANAGEMENT (UK) LLP

By:	/s/ Laetitia Muir
Name:	Laetitia Muir
Title:	General Counsel, CCO & MLRO

Date:	May 23, 2017

C-QUADRAT UK LTD.

By:	/s/ Gerd Alexander Schütz
Name:	Gerd Alexander Schütz
Title:	Director

Date:	May 23, 2017

C-QUADRAT LUXEMBOURG SA

By:	/s/ Mag. Thomas Rieß
Name:	Mag. Thomas Rieß
Title:	Director

Date:	May 23, 2017

C-QUADRAT INVESTMENT AG

By:	/s/ Gerd Alexander Schütz
Name:	Gerd Alexander Schütz
Title:	Director

Date:	May 23, 2017

CUBIC (LONDON) LIMITED

By:	/s/ Alvaro De Salinas Harnden
Name:	Alvaro De Salinas Harnden
Title:	Director

Date:	May 23, 2017

T.R. PRIVATSTIFTUNG

By:	/s/ Gerd Alexander Schütz
Name:	Gerd Alexander Schütz
Title:	Director

Date:	May 23, 2017

SAN GABRIEL PRIVATSTIFTUNG

By:	/s/ Mag. Thomas Rieß
Name:	Mag. Thomas Rieß
Title:	Director

Date:	May 23, 2017

MAG. THOMAS RIEß

/s/ Mag. Thomas Rieß

Date:	May 23, 2017

ALEXANDER SCHÜTZ /s/ Gerd Alexander Schütz